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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                        (Amendment No.   )*

                        UNIVERSAL CORPORATION
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                          (Name of Issuer)

                    COMMON STOCK, NO PAR VALUE
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                   (Title of Class of Securities)

                            913456109
                          --------------
                          (CUSIP Number)

                           June 29, 1999
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     (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           Page 1 of 6 Pages

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CUSIP No. 913456109                              Page 2 of 6 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    ROSS FINANCIAL CORPORATION
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                        (b)  [ ]
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    CAYMAN ISLANDS
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 NUMBER OF   | 5. SOLE VOTING POWER                 1,368,500
  SHARES     |----------------------------------------------------
BENEFICIALLY | 6. SHARED VOTING POWER                  -0-
  OWNED BY   |----------------------------------------------------
   EACH      | 7. SOLE DISPOSITIVE POWER            1,368,500
 REPORTING   |----------------------------------------------------
  PERSON     | 8. SHARED DISPOSITIVE POWER             -0-
   WITH      |
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,368,500 shares

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.183%
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12. TYPE OF REPORTING PERSON*
    IN-CORPORATION
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-

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CUSIP No. 913456109                              Page 3 of 6 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

    W. A. DART FOUNDATION
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                        (b)  [ ]
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    MICHIGAN
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 NUMBER OF   | 5. SOLE VOTING POWER                   357,300
  SHARES     |----------------------------------------------------
BENEFICIALLY | 6. SHARED VOTING POWER                  -0-
  OWNED BY   |----------------------------------------------------
   EACH      | 7. SOLE DISPOSITIVE POWER              357,300
 REPORTING   |----------------------------------------------------
  PERSON     | 8. SHARED DISPOSITIVE POWER             -0-
   WITH      |
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  357,300 shares

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.092%
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12. TYPE OF REPORTING PERSON*
    00-PRIVATE FOUNDATION
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ITEM 1(a).     NAME OF ISSUER:

               UNIVERSAL CORPORATION

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               P.O. BOX 25099
               1501 N. HAMILTON ST
               RICHMOND, VA 23230

ITEM 2(a).     NAME OF PERSON FILING:

               (1)  ROSS FINANCIAL CORPORATION
               (2)  W. A. DART FOUNDATION

ITEM 2(b).     ADDRESS OF PRINCIPAL OFFICE:

               (1)  P.O. Box 31363-SMB
                    Grand Cayman, Cayman Islands, B.W.I.

               (2)  500 HOGSBACK ROAD
                    MASON, MI 48854

ITEM 2(c).     CITIZENSHIP:

               (1)  Grand Cayman, Cayman Islands, B.W.I.
               (2)  MICHIGAN

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:  COMMON STOCK

ITEM 2(e).     CUSIP NUMBER:  913456109

ITEM 3.        Not Applicable.

ITEM 4.        OWNERSHIP

               See cover pages for each reporting person.


ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
          PERSON:  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY OR CONTROL PERSON.  Not applicable

                            Page 4 of 6 pages



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.  Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


ROSS FINANCIAL CORPORATION              W. A. DART FOUNDATION
BY:  KENNETH B. DART, President         BY:  WILLIAM A. DART
     July 9, 1999                            July 9, 1999

                          Page 5 of 6 pages


                              EXHIBIT A
                         JOINT FILING AGREEMENT

     Pursuant to rules promulgated under the Securities Exchange Act of 1934, the undersign agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto, and any filing on Schedule 13D relating to the same investment) with respect to the shares of Common Stock, par value $0.1 per share, of Universal Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

ROSS FINANCIAL CORPORATION              W. A. DART FOUNDATION
BY:  KENNETH B. DART, President         BY:  WILLIAM A. DART
     July 9, 1999                            July 9, 1999

                         Page 6 of 6 pages